UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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3CI COMPLETE COMPLIANCE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3CI COMPLETE COMPLIANCE CORPORATION

1517 W. NORTH CARRIER PARKWAY, SUITE 104

GRAND PRAIRIE, TEXAS 75050

(972) 375-0006

July 5, 2005

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of 3CI Complete Compliance Corporation (the “Company”) to be held at W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050, at 11 a.m., central daylight savings time, on Wednesday, August 3, 2005. At this meeting you will be asked to:

(1)               elect five directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified; and

(2)               transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

The directors urge each stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not prevent a stockholder from voting in person at the meeting.

Sincerely,

/s/ Mark C. Miller

Mark C. Miller
Chairman of the Board

3CI COMPLETE COMPLIANCE CORPORATION

1517 W. North Carrier Parkway, Suite 104

Grand Prairie, Texas 75050-1288

(972) 375-0006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2005

The annual meeting of stockholders of 3CI Complete Compliance Corporation, a Delaware corporation (the “Company”), will be held at 11 a.m., central daylight savings time, on August 3, 2005, at W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050, for the following purposes:

(1)               to elect five directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified; and

(2)               to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on June 24, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only those stockholders of record on that date will be entitled to notice of and to vote at the meeting.

A complete list of the stockholders entitled to vote at the meeting will be open for inspection at the Company’s offices during normal business hours by any stockholder, for any purpose related to the meeting, for a period of ten days before the meeting.

Your participation in the Company’s affairs is important. To insure your representation, whether or not you expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed postage prepaid envelope that has been provided for your convenience. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors,

/s/ Matthew D. Peiffer

Matthew D. Peiffer
Chief Financial Officer

July 5, 2005

3CI COMPLETE COMPLIANCE CORPORATION

1517 W. North Carrier Parkway, Suite 104

Grand Prairie, Texas 75050

(972) 375-0006

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 3, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of 3CI Complete Compliance Corporation (the “Company”) for use at the Company’s annual meeting of stockholders to be held at W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050, at 11 a.m., central daylight savings time, on Wednesday, August 3, 2005 (the “Annual Meeting”), and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the Company’s stockholders on or about July 5, 2005.

The purpose of the Annual Meeting is to consider and act upon (1) the election of five directors and (2) such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Company will bear all costs of solicitation of proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials.

REVOCABILITY OF PROXIES

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of the Company at its principal executive offices located at 1517 W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050, a written notice of revocation or another duly executed proxy bearing a later date. A stockholder also may revoke his or her proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATE, VOTING AND SHARE OWNERSHIP

Only holders of record of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on June 24, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. On the Record Date, there were 9,739,611 shares of Common Stock outstanding and entitled to vote.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting. A proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. All shares represented by valid proxies, unless the stockholder otherwise specifies, will be voted (1) FOR the election of the five persons named under “Election of Directors” and (2) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting. A stockholder marking the proxy “Abstain” will not be counted as voting in favor of or against the particular proposals from which the stockholder has elected to abstain.

If a quorum exists, the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal One). There are no cumulative voting rights for the election of directors. All other matters that properly come before the Annual Meeting must receive the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

Votes cast at the Annual Meeting will be tabulated by a duly appointed inspector of election. The inspector will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector will treat shares represented by “broker non-votes” as present for purposes of determining a quorum, although such shares will not be voted on any matter for which the record holder of such shares lacks authority to act. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees as to which (1) instructions have not been received from the beneficial owners of persons entitled to vote, (2) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity and (3) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

Abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast on the proposal.

PROPOSAL ONE

TO ELECT FIVE DIRECTORS

Nominees

At the Annual Meeting, five nominees are to be elected to the Board, each director to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named on the proxy and described below, the shares represented by your proxy will be voted for the election of the five nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable.

Certain information with respect to the nominees is set forth below:

				Common Stock Beneficially Owned(1)
Name	Position	Age	Director Since	Shares		Percent of Class(2)
Stephen B. Koenigsberg (3)(4)(5)	Director	58	2003	—		—
Kevin J. McManus (3)(5)	Director	62	2003	—		—
Mark C. Miller (6)	Director	49	1998	14,328,504	(7)	81.9%
Frank J. M. ten Brink	Director	48	1998	14,328,504	(8)	81.9%
Anthony J. Tomasello (4)	Director	58	1998	14,328,504	(9)	81.9%

* Less than 1%.

(1)          Includes all shares of Common Stock with respect to which each person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct voting of such shares, or to dispose or direct the disposition of such shares.

(2)          Based on 9,739,611 shares of Common Stock outstanding on the Record Date plus, for each beneficial owner, that number of shares of Common Stock underlying options or warrants exercisable within 60 days of the Record Date held by such director.

(3)   Member of the Audit Committee.

(4)          Member of the Compensation Committee.

(5)          Member of the Special Committee (See “Other Information” for a description of the Special Committee).

(6)          Chairman of the Board.

(7)          Mr. Miller is an officer and director of Stericycle, Inc. (“Stericycle”) and Waste Systems, Inc. (“WSI”) and, therefore, may be deemed to be the beneficial owner of shares of Common Stock owned by WSI and Stericycle.  However, Mr. Miller specifically disclaims any beneficial ownership of such shares of Common Stock.

(8)          Mr. ten Brink is an officer of Stericycle and WSI and, therefore, may be deemed to be the beneficial owner of shares of Common Stock owned by WSI and Stericycle.  However, Mr. ten Brink specifically disclaims any beneficial ownership of such shares of Common Stock.

(9)          Mr. Tomasello is an employee and former officer of Stericycle and, therefore, may be deemed to be the beneficial owner of shares of Common Stock owned by WSI and Stericycle.  However, Mr. Tomasello specifically disclaims any beneficial ownership of such shares of Common Stock.

Stephen B. Koenigsberg has served as a Director of the Company since July 2003. Mr. Koenigsberg serves as Director–Orthopedic Services of Union Memorial Hospital in Baltimore, Maryland. Mr. Koenigsberg has served as Chief Financial Officer of various hospitals and President of State Sales and Service Corporation, a $52 million distribution company headquartered in Baltimore, Maryland, where he was involved in various acquisitions and international marketing. Prior to that, he served as Vice President of Finance and Systems for the Good Samaritan Hospital, the University of Maryland Hospital and Bon Secours Hospital. He also previously served as a staff accountant with Ernst & Ernst. Mr. Koenigsberg has served with national trade associations, including American Amusement Machine Association and Amusement and Music Operators of America, AAMA Charitable Foundation and the Maryland Governor’s task force to reinvent hospital rate reviews. He received a B.S. in accounting from the University of Maryland and an M.B.A. from Loyola College in Baltimore, Maryland.

Kevin J. McManus has served as a Director of the Company since July 2003. Mr. McManus serves as Vice President-Services of New England Health Enterprises, Inc., which is an owner and operator of fixed-site MRI facilities and mobile stereotactic biopsy services located in Concord, Massachusetts. Mr. McManus also acts as Treasurer and Director of Business Planning and Development and Financial Management of New England Health Enterprises. Mr. McManus previously served as Chief Financial Officer of Saints Memorial Health Systems in Lowell, Massachusetts, during which he was involved in the merger of St. Joseph’s and St. John’s Hospitals in Lowell, Massachusetts, directed the process to obtain a $78 million tax-exempt bond and unified the entity’s financial functions after the mergers. He has served as Senior Vice President for Finance and Treasurer for Saint Vincent Healthcare Systems, Inc., a 578-bed acute care hospital in Worcester, Massachusetts with associated 530-bed nursing homes, Newton-Wellesley Hospital in Newton, Massachusetts and Charles Choate Memorial Hospital in Woburn, Massachusetts. Mr. McManus has served on the Mass Hospital Association in various capacities from 1976 through 1990, the Healthcare Financial Management Association and the Acton Community Housing Corporation. He received an M.B.A. from Northeastern University.

Mark C. Miller has served as a Director of the Company since October 1998. Mr. Miller has served as President and Chief Executive Officer and a Director of Stericycle since May 1992. From May 1989 until he joined Stericycle, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976, and where he held a number of management and marketing positions. He is a Director of Ventana Medical Systems, Inc., a supplier of automated diagnostic systems, and Lake Forest Hospital. Mr. Miller received a B.S. in computer science from Purdue University.

Frank J. M. ten Brink has served as a Director of the Company since October 1998. Mr. ten Brink has served as Stericycle’s Vice President, Finance and Chief Financial Officer since June 1997. From 1991 until 1996, he served as Chief Financial Officer of Hexacomb Corporation and from 1996 until joining Stericycle, he served as Chief Financial Officer of Telular Corporation. Prior to 1991, Mr. ten Brink held various financial management positions with Interlake Corporation and Continental Bank of Illinois. He received a B.B.A. in international business and an M.B.A. in finance from the University of Oregon.

Anthony J. Tomasello has served as a Director of the Company since October 1998. Mr. Tomasello is currently an employee of Stericycle and served as Stericycle’s Executive Vice President and Chief Technical Officer from January 1999 to November 2003 and previously had served as Vice President, Operations, since August 1990. For eight years prior to joining Stericycle, Mr. Tomasello was President and Chief Operating Officer of Pi Enterprises and Orbital Systems, companies providing process and automation services. Mr. Tomasello received a B.S. in mechanical engineering from the University of Pittsburgh.

Required Vote

The five nominees for election as directors who receive the greatest number of votes will be elected as directors. The Board recommends that the stockholders vote for the election of each of the nominees listed above. WSI, which is the record owner of 58.0% of the issued and outstanding shares of Common Stock, and Stericycle, which owns all of the capital stock of WSI and is the record owner of 932,770 shares of Common Stock, and directly and through WSI owns 67.5% of the issued and outstanding shares of Common Stock, intend to vote their shares in favor of the nominees listed above.

Pending Legal Proceedings Involving the Nominees and the Company

On June 20, 2002, Larry F. Robb, individually, on behalf of a class comprised of the Company’s minority stockholders, and derivatively on behalf of the Company (collectively, the “Louisiana Plaintiffs”), filed cause no. 467704-A, Robb et al. v. Stericycle, Inc. et al. (the “Louisiana Suit”), in the First Judicial District Court, Caddo Parish, Louisiana (the “Court”). In the Louisiana Suit, the Louisiana Plaintiffs originally asserted numerous claims of minority stockholder oppression, breach of fiduciary duty and unjust enrichment against WSI, Stericycle, the four affiliates of Stericycle who are or were directors of the Company (the “Stericycle Affiliates”) and the Company’s President and Chief Executive Officer.  The Stericycle Affiliates include Messrs. Miller, ten Brink and Tomasello.

After conducting an investigation into the facts, arguments and other matters that in its view are related to the issues raised in the Louisiana Suit, a Special Committee of the Board, composed of the independent directors on the Board, Messrs. Koenigsberg and McManus, determined that the claims against Stericycle, WSI and the Stericycle Affiliates (the “Louisiana Defendants”) in the Louisiana Suit have merit and warrant prosecution by the Company.

In December 2004, the Company and the Louisiana Plaintiffs filed a joint petition (the “Joint Petition”), which amended and superseded the Plaintiffs’ First Amended Petition.  Pursuant to the Joint Petition (1) the Company has realigned itself as a plaintiff in the Louisiana Suit and joins on its own behalf in the prosecution of the claims asserted by the Louisiana Plaintiffs in the Louisiana Suit against Stericycle, WSI and the Stericycle Affiliates and (2) the Company’s President and Chief Executive Officer was non-suited.

The Louisiana Plaintiffs and the Company allege in the Joint Petition that the Louisiana Defendants wrongfully (1) diverted the Company’s cash and assets, (2) manipulated and increased the Company’s debt to WSI, (3) directly and indirectly increased Stericycle’s and WSI’s percentage ownership of the Company, (4) forced the Company to declare significant cash dividends on its Preferred Stock payable to WSI, (5) usurped the Company’s corporate opportunities, (6) misappropriated the Company’s customers, (7) unfairly competed with the Company, and (8) operated the Company with the goal of maximizing Stericycle’s profitability and furthering Stericycle’s integration plan.

In the Joint Petition, the Louisiana Plaintiffs and the Company jointly pray for a judgment against the Louisiana Defendants for actual damages and punitive damages; for forfeiture of all fees, payments, warrants, Common Stock, and all other forms of value which Stericycle and WSI have received from the Company and its minority stockholders; unwinding Stericycle’s acquisition of the Shepherd Parties’ (as hereinafter defined) 3CI-related interests and disgorging all benefits realized by Stericycle from that transaction; returning to the Company all shares of Common Stock acquired by WSI pursuant to warrants; declaring the Preferred Stock Dividends null and void; requiring a buyout of the Company’s minority stockholders; establishing a constructive trust on all profits or benefits realized by the Louisiana Defendants as the result of the disputed transactions; disqualification of any Stericycle director, officer or other representative from serving on the Board; attorney’s and expert witness fees; and pre- and post-judgment interest. The Louisiana Plaintiffs and the Company also request injunctive relief in order to remove the current Stericycle representatives from the Board, prohibit Stericycle thereafter from electing any of its representatives to the Board and require Stericycle and WSI to vote their Common Stock for nominees to the Board who are nominated by the independent directors on the Board. The Louisiana Court has set a jury trial date of September 12. The Company intends to vigorously prosecute the claims set forth in the Joint Petition.

In connection with the Louisiana Suit, the Company entered into an Agreement for Joint Prosecution (the “Joint Prosecution Agreement”) with the Louisiana Plaintiffs and The Wynne Law Firm, legal counsel to the Louisiana Plaintiffs in the Louisiana Suit.  Pursuant to the Joint Prosecution Agreement, the Company and the Louisiana Plaintiffs agreed to jointly prosecute the claims asserted in the Louisiana Suit and to seek monetary damages and equitable remedies on behalf of both the Company and the Louisiana Plaintiffs.  By its terms, the Joint Prosecution Agreement was not to become effective until the date, if ever, that the Court approved all of the following: (1) certification of the Louisiana Plaintiffs’ claims as a class action; (2) The Wynne Law Firm as class counsel to the Louisiana Plaintiffs; and (3) the Joint Prosecution Agreement. On February 10, 2005, the Court (1) granted class certification, and (2) approved The Wynne Law Firm as class counsel, and on April 21, 2005, the Court formally approved the Joint Prosecution Agreement. The Joint Prosecution Agreement became effective on April 21, 2005.

On January 24, 2005, the Stericycle Affiliates filed Defendants’ Amended and Restated Answer, Affirmative Defenses, Third-Party Petition, and Counterclaims (the “Counterclaim”) against the Company and the following Third-Party Defendants:  Otley L. Smith III; John R. Weaver, a former Chief Financial Officer of the Company;  Robert M. Waller, a former director of the Company; Curtis W. Crane, a former Chief Financial Officer of the Company; Charles D. Crochet, a former director and Chief Executive Officer of the Company; David J. Schoonmaker, a former director of the Company; Mr. Koenigsberg; and Mr. McManus. In the Counterclaim, the Stericycle Affiliates assert that the Company and the Third-Party Defendants, based on their alleged relationships with one another and/or participation in the transactions at issue in the Joint Petition, are liable to the Stericycle Affiliates in contribution for some or all of the claims and damages asserted in the Joint Petition. In addition, the Stericycle Affiliates allege that the members of the Special Committee, Messrs. Koenigsberg and McManus, individually, breached their fiduciary duties to the Company by, among other things, failing to conduct a thorough investigation and analysis of the Louisiana Plaintiffs’ claims prior to entering into the Joint Prosecution Agreement. Finally, the Stericycle Affiliates allege that the members of the Special Committee facilitated or caused insider trading of the Company’s Common Stock by failing to investigate, or causing an increase in, the share price and trading volume of the Common Stock during the Fall of 2004.

On April 21, 2005, a hearing was held on the Counterclaim.  The Court found that the Stericycle Affiliates had failed to properly state claims for contribution or indemnity against the Company or the Third-Party Defendants.  The Court dismissed the Counterclaim but granted the Stericycle Affiliates until May 6, 2005 to file an amended Counterclaim re-pleading their claims.  In addition, the Court stayed the claims asserted against the Special Committee members until further order of the Court terminating or modifying the stay.

On May 6, 2005, the Stericycle Affiliates filed Defendants’ Amended Third-Party Petition and Counterclaims in which the Stericycle Affiliates set forth the same contribution, indemnity and breach of fiduciary duty claims as in the Counterclaim and added certain related negligent misrepresentation claims based on the same factual allegations against the Company and the Third-Party Defendants.  The Company has filed a motion to dismiss the replead claims.

The Special Committee has been informed that the Stericycle Affiliates strongly disagree with the claims stated in the Joint Petition and that they believe such claims are without factual or legal basis.  Further, the Stericycle Affiliates have informed the Special Committee that they believe they have fulfilled all of their duties as directors and will vigorously defend the claims against them.

OTHER INFORMATION

Board and Committee Activity, Structure and Compensation

The Company’s business is under the direction of the Board and its committees. The Board establishes corporate policies, approves major business decisions and monitors the performance of the Company’s management. The Company’s full-time officers and executive employees perform the Company’s day-to-day management functions and operating activities. The Board met four times during the fiscal year ended September 30, 2004, and all directors attended 75% or more of the meetings. The Board currently has appointed three committees: the Audit Committee; the Compensation Committee; and the Special Committee.

Audit Committee. The functions of the Audit Committee include meeting with independent auditors annually to review financial results, audited financial statements, internal financial controls and procedures and audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of the Company’s independent accountants, approves services provided by the independent public accountants before those services are rendered and evaluates the possible effect the performance of those services will have on the accountants’ independence. The Board has adopted a written charter for the Audit Committee effective January 22, 2001, a copy of which is attached hereto as Appendix A. The Audit Committee met five times during the 2004 fiscal year and was composed of Stephen B. Koenigsberg, Kevin J. McManus and Robert M. Waller until March 11, 2004, when Mr. Waller resigned from the Board. The Audit Committee currently consists of Messrs. Koenigsberg and McManus. All of the current members of the Audit Committee are independent in accordance with the existing requirements of NASDAQ’s listing standards. On September 4, 2003, the Board determined that Mr. McManus, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. Messrs. McManus and Koenigsberg are independent of the Company’s management and majority stockholders.

Compensation Committee. The Compensation Committee recommends to the Board the compensation for the Company’s executive officers, administers and makes awards under the Company’s compensation plans and monitors and makes recommendations with respect to the Company’s various employee benefit plans.  The Compensation Committee met three times during the 2004 fiscal year. It was composed of Messrs. Waller, McManus and Tomasello until March 11, 2004, when Mr. Waller resigned from the Board. On July 8, 2004, Mr. McManus was replaced on the Compensation Committee by Mr. Koenigsberg. The Compensation Committee currently consists of Messrs. Tomasello and Koenigsberg.

Special Committee.  The Special Committee was established by the Board on September 4, 2003, to act on behalf of the Company in connection with the Company’s dispute with WSI and Stericycle as to the appropriate conversion rate of the Preferred Stock. As of January 8, 2004, the Board expanded the authority of the Special Committee such that the Special Committee has the exclusive power and authority on behalf of the Company to (1) make all inquiries, conduct all investigations and gather all information related to the Louisiana Suit, and to the 1995 Action and the 2003 Action (both as hereinafter defined), or any actions or proceedings related to any of the foregoing, (2) make or approve all decisions of the Company related to the Louisiana Suit, the 1995 Action and the 2003 Action, including the Company’s filing, amending, maintaining, prosecuting or settling of any legal proceedings related to such suits and (3) exercise such other power and authority that may be exercised by the full Board with regard to the foregoing. The Special Committee was initially composed of Messrs. McManus, Waller and Koenigsberg until Mr. Waller’s resignation from the Board on March 11, 2004. The Special Committee is currently composed of Messrs. McManus and Koenigsberg, who are the independent directors on the Board not affiliated with Stericycle or WSI. See “Proposal One to Elect Five Directors—Pending Legal Proceedings Involving the Nominees and the Company” and “Certain Relationships and Related Transactions.”

Nominating Committee.  The Board has not appointed a nominating committee. The Board has determined that, given the Company’s relatively small size, and that there have historically been few vacancies on the Board, the function of a nominating committee can be performed by the Board as a whole without unduly burdening the duties and responsibilities of the individual directors. The Board does not currently have a charter or written policy with regard to the nominating process. The nominations of the directors standing for election at the Annual Meeting were unanimously approved by the Board.

The Board evaluates each potential nominee in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily a dynamic and evolving process, the Board believes that it is not always in the best interests of the Company or its stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in the context of the needs of the Company at a particular point in time. Accordingly, the Board reserves the right to consider those factors it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In determining whether to recommend a director for re-election, the Board also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. As a matter of practice when evaluating a potential director nominee, the Board considers the nominee’s character, judgment, independence, financial or business acumen, diversity of experience and ability to represent and act on behalf of all stockholders.

At this time, the Board does not have a formal policy with regard to the consideration of any director nominees recommended by the Company’s stockholders because the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for Board membership and should be addressed to the Company at 1517 W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050-1288, Attention: Chief Executive Officer.

Director Compensation

During the fiscal year ended September 30, 2004, directors who are affiliated with Stericycle received no compensation for their services as members of the Board. During the 2004 fiscal year, Messrs. Koenigsberg, McManus, and Waller, the Company’s outside directors during the 2004 fiscal year, each were paid $2,000 plus expenses for each Board meeting they attended and $500 plus expenses for each committee meeting that they attended. In July 2004, the Company also paid to David Schoonmaker, a former Board member, a $5,000 honorarium for past services to the Board and the Company. In July 2004, the Company paid to Messrs. Koenigsberg and McManus $7,500 for their service on the Special Committee for the 2004 fiscal year and $2,000 for their attendance at an informal meeting held among Messrs. Koenigsberg, McManus, Miller and ten Brink in March 2004. Each of Messrs. Koenigsberg and McManus will also be paid $750 for his attendance at Special Committee meetings held on or after June 1, 2004.

Executive Officers

The following are the current executive officers of the Company, their age, positions with the Company and the periods during which they have served in such positions:

Name	Age	Position	Officer Since

Otley L. Smith III	56	President and Chief Executive Officer	2000

Matthew D. Peiffer	46	Chief Financial Officer, Secretary and Treasurer	2004

The Company’s executive officers are subject to annual appointment by the Board.  Messrs. Miller, ten Brink and Tomasello serve as directors of the Company as nominees of WSI and Stericycle.  There are no other arrangements or understandings with respect to the selection of officers and directors, and there are no family relationships between any of such persons. Donald P. Zima served as the Company’s Chief Financial Officer from September 2003 to August 2004. In September 2004, the Board elected Matthew D. Peiffer as the Company’s Acting Chief Financial Officer, Secretary and Treasurer, and in December 2004, the Board elected Mr. Peiffer as the Company’s Chief Financial Officer, Secretary and Treasurer

Otley L. Smith III has served as the Company’s President and Chief Executive Officer since June 2000 and served as a Director of the Company from June 2000 until July 2003.  From 1998 until 2000, he served as a consultant to businesses in the medical waste industry. In 1986, he founded Med-Compliance Services, Inc. and served as President until 1998. In 1995, he founded Technology 2100, Inc. and managed the development of a new medical waste treatment technology that was approved for use by the U.S. Environmental Protection Agency (under the Federal Insecticide, Fungicide, and Rodenticide Act) and several states. For the past 10 years Mr. Smith has served as an industry representative in public sector initiatives to standardize medical waste management regulations in several southwestern states.

Matthew D. Peiffer has served as the Company’s Chief Financial Officer, Secretary and Treasurer since December 2004, and prior to that, served as the Company’s Acting Chief Financial Officer, Secretary and Treasurer since September 2004. Mr. Peiffer was a financial consultant for several Dallas companies. From August 2000 to August 2002, he was Chief Financial Officer for OraMetrix, Inc., a medical software company. From November 1998 to July 2000, he was Chief Financial Officer for FPIX, Inc., a building products software company.  Mr. Peiffer also has finance experience with Samsung Telecommunications of America, Ericsson Wireless Systems and Lone Star Technologies. Mr. Peiffer graduated from the University of Texas at Austin with a Bachelor of Science in Mechanical Engineering and a Masters in Business Administration. Mr. Peiffer is a Certified Public Accountant in the State of Texas. Mr. Peiffer is a member of the Board of Directors of Community Dental Care and a member of the Dallas County Appraisal Review Board.

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth as of the Record Date the number of shares of Common Stock beneficially owned by (1) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (2) each current director and executive officer and (3) all directors and executive officers as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned.

Name	Number of Shares (1)		Percentage of Class

Waste Systems, Inc.(2)	13,395,734		76.6%
28161 N. Keith Drive
Lake Forest, Illinois 60045

Stericycle, Inc (2)	14,328,504		81.9%
28161 N. Keith Drive
Lake Forest, Illinois 60045

Otley L. Smith III (3)	100,000		1.0%

Matthew D. Peiffer	10,000		*

Stephen B. Koenigsberg	—		—

Kevin J. McManus	—		—

Mark C. Miller	14,328,504	(4)	81.9%

Frank J. M. ten Brink	14,328,504	(5)	81.9%

Anthony J. Tomasello	14,328,504	(6)	81.9%

All directors and executive officers as a group (7 persons) (3)	110,000		1.1%

*                                         Less than 1%.

(1)                                  Includes all shares of Common Stock with respect to which each person or entity directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct voting of such shares or to dispose or direct the disposition of such shares. Includes shares issuable upon exercise of stock options exercisable within 60 days of the Record Date and shares that will be issued upon conversion of the Preferred Stock. See the discussion under “Related Party Transactions” regarding additional shares of Common Stock that will be issued upon conversion of the Preferred Stock.

(2)                                  An Amendment to Schedule 13D filed by Stericycle with the SEC on May 9, 2002 (the “Amended Schedule 13D”), reflects that WSI is the beneficial owner of 5,104,448 shares of Common Stock. The Amended Schedule 13D reflects that Stericycle owns 100% of WSI. The number of shares shown above assumes the conversion of the shares of Preferred Stock owned by WSI into 7,750,000 shares of Common Stock and includes 541,286 shares which WSI acquired via the exercise of warrants on December 19, 2002. Additionally, the Amended Schedule 13D reflects that Stericycle directly owns 932,770 shares of Common Stock. Including the shares of Common Stock held directly by Stericycle and those shares of the Company’s capital stock held through

WSI, and assuming conversion of the outstanding shares of Preferred Stock at a ratio of 1-to-1, Stericycle is the beneficial owner of 81.9% of the Common Stock. Without the assumed conversion of the shares of Preferred Stock owned by WSI, Stericycle directly and through WSI owns 67.5% of the issued and outstanding shares of Common Stock. See the discussion under “Related Party Transactions” regarding additional shares of Common Stock that will be issued upon conversion of the Preferred Stock.

(3)                                  Includes 75,000 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(4)                                  Mr. Miller is an officer and director of Stericycle and WSI and, therefore, may be deemed to be the beneficial owner of shares of Common Stock owned by WSI and Stericycle.  However, Mr. Miller specifically disclaims any beneficial ownership of such shares of Common Stock.

(5)                                  Mr. ten Brink is an officer of Stericycle and WSI and, therefore, may be deemed to be the beneficial owner of shares of Common Stock owned by WSI and Stericycle.  However, Mr. ten Brink specifically disclaims any beneficial ownership of such shares of Common Stock.

(6)                                  Mr. Tomasello is an employee and former officer of Stericycle and, therefore, may be deemed to be the beneficial owner of shares of Common Stock owned by WSI and Stericycle.  However, Mr. Tomasello specifically disclaims any beneficial ownership of such shares of Common Stock.

Changes in Management

During the 2004 fiscal year, Donald P. Zima served as the Company’s Chief Financial Officer until August 2004. In September 2004, the Board elected Matthew D. Peiffer as the Company’s Acting Chief Financial Officer, Secretary and Treasurer, and in December 2004, the Board elected Mr. Peiffer as the Company’s Chief Financial Officer, Secretary and Treasurer. In March 2004, Robert M. Waller resigned as a director of the Company and as a member of the Audit Committee, Compensation Committee and Special Committee. In April 2004, Jack W. Schuler resigned as a director of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the cash compensation awarded to, earned by or paid to the Company’s executive officers earning in excess of $100,000 during the fiscal year ended September 30, 2004 for services rendered to the Company during the fiscal years ended September 30, 2004, 2003 and 2002.

		Annual Compensation		Long Term Compensation Awards
Name And Principal Position	Year	Salary	Bonus	Securities Underlying Options/Sars (#)	Other Compensation

Otley L. Smith III,	2004	$140,000	—	—	$17,178	(1)
President and Chief Executive Officer	2003	$125,000	$20,000	—	$18,000	(1)
	2002	$125,000	$20,000	—	—

(1)                                  Mr. Smith received this amount to cover certain housing expenses in Dallas, Texas.

Description of the 2004 Stock Incentive Plan

In July 2004, the Board approved the Stock Incentive Plan (the “2004 Plan”), which was subsequently approved by the Company’s stockholders in September 2004, to supplement and ultimately replace the Company’s 1992 Stock Option Plan (the “1992 Plan”). The purposes of the 2004 Plan are (1) to promote the long-term interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (2) to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company. The following description of the 2004 Plan is only a summary; it does not purport to be a complete or detailed description of all of the provisions of the 2004 Plan. A copy of the 2004 Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company at the Company’s principal executive offices.

The 2004 Plan provides for the granting of (1) options to purchase Common Stock that qualify as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”), (2) options to purchase Common Stock that do not qualify as Incentive Stock Options (“Nonqualified Options”) and (3) restricted stock. The total number of shares of Common Stock with respect to which awards may be granted under the 2004 Plan is 500,000, and the maximum number of shares of Common Stock that may be subject to awards to any one person under the 2004 Plan may not exceed 195,000 shares, subject, in each case, to equitable adjustment upon the occurrence of any stock dividend, stock split, combination, reclassification or similar change in the capital structure of the Company without consideration.

The 2004 Plan is administered by a committee appointed by the Board or if no such committee is selected, then by the Board itself (the “Committee”), which selects the participants to be granted awards under the 2004 Plan, determines the amount of grants to participants and prescribes discretionary terms and conditions of each award not otherwise fixed under the 2004 Plan. The Board has designated Messrs. McManus and Koenigsberg, the Company’s two Outside Directors as defined under Section 162(m) of the Code, as the members of the Committee with respect to the granting of awards to those persons defined as Covered Persons under the 2004 Plan, until either or both of such individuals are removed by the Board or resign. For all other grants of awards under the 2004 Plan, the Committee may consist of persons designated by the Board to administer the 2004 Plan, or if none are appointed, the Board itself. As of the date hereof, no awards have been granted under the 2004 Plan, and future awards cannot be quantified or estimated.

Incentive stock options must be granted with an exercise price equal to at least the fair market value of the Common Stock on the date of grant. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company’s stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted. In the Committee’s sole discretion, nonqualified options may be granted with an exercise price less than 100%, but no less than 85%, of the fair market value of the Common Stock on the date of grant, but not less than 85% of the fair market value.

The aggregate fair market value (determined as of the time the incentive stock option is granted) of shares of Common Stock with respect to which incentive stock options become exercisable for the first time by a participant under the 2004 Plan during any calendar year may not exceed $100,000. Stock options granted under the 2004 Plan have a maximum term fixed by the Committee, not to exceed five years from the date of grant.

The Committee may grant shares of Common Stock on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, as the Committee shall determine in its sole discretion (“Restricted Stock”), which terms, conditions and restrictions shall be set forth in the instrument evidencing the Restricted Stock award. The Committee may provide that the forfeiture restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee or the occurrence of such other event or events determined to be appropriate by the Committee. The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate. However, the Committee may not waive the repurchase or forfeiture period with respect to a Restricted Stock award that has been granted if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

Description of the 1992 Stock Option Plan

Although the Board terminated the 1992 Plan effective upon the Company’s stockholders’ approval of the 2004 Plan in September 2004, all stock options currently outstanding under the 1992 Plan remain in effect until terminated pursuant to the terms of the applicable stock option agreements and the 1992 Plan. As of the date hereof, options to purchase an aggregate of 75,000 shares of Common Stock granted under the 1992 Plan are outstanding. Each option granted pursuant to the 1992 Plan was designated at the time of grant as either an incentive stock option or as a non-qualified stock option. The following description of the 1992 Plan is only a summary; it does not purport to be a complete or detailed description of all of the provisions of the 1992 Plan. A copy of the 1992 Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company at the Company’s principal executive offices.

The Board, in its discretion, fixed the term of each option granted under the 1992 Plan, although the maximum term of each option granted under the 1992 Plan is 10 years. Options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company expire not more than five years after the date of grant. The 1992 Plan provides for the earlier expiration of options of a participant in the event of certain terminations of employment. An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised solely by him. The aggregate fair market value (determined at the time the option is granted) of the shares as to which an employee may first exercise incentive stock options in any one calendar year may not exceed $100,000. The Board may impose any other conditions to exercise as it deems appropriate.

Option Grants in Last Fiscal Year

There were no options granted to the Company’s executive officers during the fiscal year ended September 30, 2004.

2004 Option Exercises and Year-End Option Values

The following table provides certain information regarding unexercised options to purchase shares of Common Stock granted by the Company to the Company’s executive officers earning in excess of $100,000 during the fiscal year ended September 30, 2004. No executives exercised any options to purchase Common Stock during the 2004 fiscal year.

	Number Of Unexercised Options/Sars At Fiscal Year-Year(#)		Value Of Unexercised In-The-Money Options At Fiscal Year-Year(#)(1)
Name	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable

Otley L. Smith III	75,000	—	1,500	—

(1)                                  Based on the per share closing price of the Common Stock on the OTC Bulletin Board on September 30, 2004 of $0.35.

Equity Compensation Plan Information

The following table sets forth information about the Common Stock that may be issued upon exercise of options, warrants and rights under all of the Company’s equity compensation plans as of September 30, 2004, including the 1992 Plan and the 2004 Plan. The 1992 Plan and the 2004 Plan have been approved by the Company’s stockholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (A)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights (B)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column(A)) (C)

Equity compensation plans approved by security holders	141,666	$0.42	500,000
Equity compensation plans not approved by security holders	—	—	—
Total	141,666	$0.42	500,000

Employment Agreement

Mr. Smith serves as the Company’s President and Chief Executive Officer pursuant to a letter agreement executed on June 6, 2000 (the “Smith Employment Agreement”). Pursuant to the Smith Employment Agreement, Mr. Smith receives a base salary of $125,000 annually and was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $0.33 per share on June 8, 2000, all of which are now vested. Also, as an additional incentive, Mr. Smith is eligible for an annual bonus of up to $40,000 based on the Company achieving certain goals related to earnings and cash flow. In July 2004, the Board authorized a base annual salary for Mr. Smith of $140,000 payable retroactively from October 1, 2003.

Other than as set forth above, there are no compensatory plans or arrangements with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or other termination of such individual’s employment with the Company or a change in control.

Compensation Committee Interlocks and Insider Participation

During the 2004 fiscal year, Messrs. Tomasello, Koenigsberg, McManus and Waller served on the Compensation Committee and participated in the deliberations concerning executive officer compensation. None of these persons serve on the compensation committee of any other company.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for establishing the Company’s compensation philosophy and policies, setting the terms of and administering its option plans, reviewing and approving employment contracts and salary recommendations for the Company’s executive officers and setting the compensation for the chief executive officer. The Company’s overall compensation philosophy is to align the financial interests of management with those of the Company’s stockholders, taking into account the Company’s expectations for growth and profitability, the necessity to attract and retain the best possible executive talent and to reward its executives commensurate with their ability to enhance stockholder value. Accordingly, the Smith Employment Agreement provides for compensation consisting of base salary, stock options and a bonus based upon achieving certain earnings goals. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the Company’s growth and prosperity through grants of stock options and other incentive awards will enable the Company to attract and retain executives with the outstanding managerial abilities essential to the Company’s success, motivate these executives to perform to their full potential and enhance stockholder value.

Mr. Smith’s compensation as the Company’s President and Chief Executive Officer during the 2004 fiscal year was based on the compensation structure set forth in the Smith Employment Agreement, which provides for a base salary of $125,000 and incentive bonuses based on the Company’s financial performance. In July 2004, the Board authorized a base annual salary for Mr. Smith of $140,000 payable retroactively from October 1, 2003. Consequently, Mr. Smith’s salary for the 2004 fiscal year was $140,000. In addition, as a further incentive, on June 8, 2000, Mr. Smith was granted an option under the 1992 Plan to purchase 75,000 shares of Common Stock at an exercise price of $0.33 per share, which was the per share closing price of the Common Stock on June 8, 2000. The option vested over a three-year period in order to align Mr. Smith’s interest with improving the Company’s performance and improving the trading price of the Common Stock. The terms of Mr. Smith’s employment were determined after consideration and analysis of, among other things, the Company’s performance history and the relationship of that performance to internal projections and targets, average cash and other compensation and equity positions of chief executive officers of selected companies deemed by the Compensation Committee to be comparable and Mr. Smith’s central role in the Company’s operating results.

The Compensation Committee believes that its current policies have been and will continue to be successful in aligning the financial interests of the executive officers with those of the Company’s stockholders and the Company’s performance. Nevertheless, the Compensation Committee intends to continue to review whether and how to modify its policies to further link executive compensation with both individual and the Company’s performance.

Stephen B. Koenigsberg
Anthony J. Tomasello

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of two directors, all of whom are independent in accordance with the existing requirements of NASDAQ’s listing requirements. The Audit Committee operates under a written charter adopted by the Board on January 22, 2001, in accordance with applicable rules of the SEC. A copy of the charter is attached hereto as Appendix A. The Audit Committee’s general role is to assist the Board in overseeing the Company’s financial reporting process and related matters. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee that process. The Audit Committee also recommends to the Board the selection of the Company’s independent accountants.

The Audit Committee has reviewed and discussed with management the Company’s financial statements as of and for the fiscal year ended September 30, 2004. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants. Additionally, the Audit Committee has received the written disclosures and a letter from the Company’s independent accountants, Weaver and Tidwell, L.L.P. (“Weaver and Tidwell”), required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with Weaver and Tidwell the issue of its independence from the Company.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Kevin J. McManus
Stephen B. Koenigsberg

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stericycle and WSI

Three of the five directors currently serving on the Board are also employees, officers and/or directors of Stericycle and WSI. Mark C. Miller, the Company’s Chairman of the Board, currently serves as President and Chief Executive Officer and as a director of Stericycle and WSI. Anthony J. Tomasello, who is a director of the Company and serves on the Compensation Committee, is currently an employee of Stericycle and previously served as Stericycle’s Executive Vice President and Chief Technical Officer.  Frank J. M. ten Brink, a director of the Company, serves as Stericycle’s Executive Vice President and Chief Financial Officer and as Vice President and a Director of WSI.

On September 30, 1998, Stericycle acquired 100% of the stock of WSI for $10 million (the “Stericycle Purchase”).  As a result of the Stericycle Purchase, WSI became a wholly owned subsidiary of Stericycle. At the time of the Stericycle Purchase, WSI directly owned 5,104,448 shares of Common Stock, 7,000,000 shares of Series B Preferred Stock and 750,000 shares of Series C Preferred Stock.  On December 19, 2002, WSI acquired an additional 541,286 shares of Common Stock upon the exercise of a warrant (the “WSI Warrant”) to purchase Common Stock previously granted by the Company to WSI as consideration for WSI’s agreement to extend the maturity date to January 1, 2001 of that certain Amended and Restated Secured Promissory Note dated October 1, 1998, as amended, executed by the Company in favor of WSI (the “WSI Note”). Pursuant to the WSI Warrant, WSI purchased Common Stock at an exercise price of $0.10 per share. According to an Amendment to Schedule 13D Stericycle filed with the SEC on January 6, 2003, Stericycle provided the funds used by WSI to exercise the WSI Warrant.

The Shepherd Transactions

In addition to its ownership of WSI, Stericycle directly owns 932,770 shares of Common Stock, which it purchased on May 1, 2002 from James H. Shepherd, James Michael Shepherd and Richard T. McElhannon (the “Shepherd Parties”) pursuant to a Purchase Agreement dated as of April 30, 2002 (the “Shepherd Purchase Agreement”). According to an Amendment to Schedule 13D filed by Stericycle with the SEC on May 9, 2002, Stericycle purchased and was assigned (1) certain profit-sharing rights, put rights and other rights of the Shepherd Parties under the Settlement Agreement, effective January 10, 1996, by and among the Company, the Shepherd Parties, WSI and certain former directors and officers of the Company (the “Shepherd Settlement Agreement”), (2) the Shepherd Parties’ interest in all security agreements, mortgages and other instruments securing the Company’s obligations to the Shepherd Parties under the Shepherd Settlement Agreement and (3) 932,770 shares of Common Stock owned by the Shepherd Parties. Stericycle paid $1,860,920 to the Shepherd Parties for such shares and interests, which was not specifically allocated among the shares and interests.

The Company entered into the Shepherd Settlement Agreement to settle a suit filed in June 1995 by the Shepherd Parties against the Company, WSI and certain former directors and officers of the Company. The Shepherd Parties were former stockholders of Med-Waste Disposal Service, Inc. (“Med-Waste”), a company acquired by the Company on August 9, 1994. Pursuant to the Shepherd Settlement Agreement, the Company (1) issued to the Shepherd Parties 250,000 shares of Common Stock, (2) was obligated to pay to the Shepherd Parties on a monthly basis 20% to 55% of the pre-tax profits (as defined in the Shepherd Settlement Agreement) attributable to the assets previously acquired from Med-Waste (the “Profit-Sharing Rights”) and (3) was obligated to repurchase 932,770 shares of Common Stock held by the Shepherd Parties for $2.50 per share in certain events, including the Company’s bankruptcy or if WSI ceased to be the largest beneficial holder of Common Stock (the “Put Right”). Before Stericycle’s purchase of such rights in May 2002, the Company was paying to the Shepherd Parties 50% of the pre-tax profits attributable to the Med-Waste assets owned by the Company, or $201,218 and $246,764 in 2000 and 2001, respectively. Pursuant to the Shepherd Settlement Agreement, this percentage would be reduced to 20% if the per share market price of the Common Stock averages at least $2.50 over 42 consecutive trading days. This condition has not been satisfied.

The Put Right has never been exercised, and the Company does not believe that an event has occurred that would obligate the Company to purchase the 932,770 shares of Common Stock pursuant to the Put Right. Stericycle has agreed, pursuant to an Agreement dated as of September 30, 1998, by and among the Company, WSI and Stericycle, that if the Put Right is ever exercised, it would cause WSI to assume financial responsibility for satisfying the repurchase of the 932,770 shares of Common Stock subject to the Put Right either directly or by advancing such sums to the Company as may in WSI’s discretion be appropriate to enable the Company to satisfy the repurchase.

On May 1, 2002, the Shepherd Parties assigned the Profit-Sharing Rights and the Put Right to Stericycle pursuant to the Shepherd Purchase Agreement. The Company and Stericycle subsequently agreed, pursuant to a letter agreement dated May 23, 2002 (the “Letter Agreement”), that the Company would pay Stericycle a fixed amount of $23,000 per month, in lieu of 50% of the pre-tax profits of the Med-Waste division, until mutually agreed otherwise or the expiration of the Profit-Sharing Rights pursuant to the Shepherd Settlement Agreement. The Letter Agreement states that the Company anticipated that reductions in payroll expense for the Med-Waste division and the division’s integration into the Company would increase the net income of the division, such that the $23,000 monthly payment would represent less than 50% of the division’s pre-tax profits, which was what the Company was then paying to the Shepherd Parties.

As of September 30, 2004, since the Shepherd Parties’ assignment of the Profit-Sharing Rights to Stericycle, the Company has paid to Stericycle a total of $690,000 in connection with the Profit-Sharing Rights, of which $276,000 was paid during the year ended September 30, 2004. The Company’s obligations to Stericycle, as the assignee of the Shepherd Parties’ rights and obligations under the Shepherd Settlement Agreement, are secured by a security interest in most of the assets of the Company, which, pursuant to the Shepherd Settlement Agreement, holds a priority over the security interest of WSI in such assets under the WSI Note.

Under the Shepherd Settlement Agreement, unless the per share market price of the Company’s Common Stock exceeds $2.50 for 42 consecutive trading days, the Profit-Sharing Rights will only expire if the Company chooses to exercise its option (which may be exercised on or at any time after January 10, 2004). This option is to pay to Stericycle an amount equal to 670,470 multiplied by the amount by which $2.50 exceeds the 42-day moving average of the trading price of the Common Stock on the date of such payment. Upon the expiration of the Profit-Sharing Rights, the Put Right would also expire.

Preferred Stock Dividends

As of December 1, 2004, WSI owned 5,645,734 shares of Common Stock, which represent 57.97% of the issued and outstanding shares of Common Stock, and such additional number of shares of Common Stock as shall be issued upon determination of the appropriate conversion rate of the 7,750,000 shares of Preferred Stock, which converted into Common Stock on April 6, 2003.  As of December 1, 2004, Stericycle owned directly and indirectly through WSI 6,578,504 issued and outstanding shares of Common Stock, which represent 67.54% of the issued and outstanding shares of Common Stock, and indirectly through WSI such additional number of shares of Common Stock as shall be issued upon determination of the appropriate conversion rate of the 7,750,000 shares of Preferred Stock, which converted into Common Stock on April 6, 2003.

There is a unanimous written consent of the Board dated as of December 31, 2002, that declares a $0.0208 per share dividend on the Preferred Stock, which totaled $161,158 and represented the undeclared dividends accrued through that date. This unanimous consent declaring this dividend called for payment in cash from funds legally available for the payment of dividends as and when the Board may direct by further resolution. However, this unanimous consent is not executed by all of the individuals who were elected members of the Board at the date of such consent.

On December 11, 2003, the Company obtained an opinion of counsel expert in Delaware corporate law that (1) the declarations of dividends on the Preferred Stock had not been effective to declare and obligate the Company to pay such dividends, and (2) since pursuant to the terms and conditions of the respective Certificates of Designations governing the Preferred Stock, all of the outstanding Preferred Stock automatically converted into shares of Common Stock on April 6, 2003, dividends cannot now be declared and paid on the Preferred Stock. Accordingly, the Company removed (a) the dividends payable on the Preferred Stock as a current liability on the Company’s balance sheets and as an adjustment of net income (loss) applicable to common shareholders on the statements of operations, and (b) the Preferred Stock Dividends as a line item on the Company’s statements of shareholders’ equity and statements of cash flows.

WSI, Stericycle and the three members of the Board who are affiliated with WSI and Stericycle advised the Company that they believe that the Company is obligated to pay the dividends that the Company has recorded as payable on the Preferred Stock, under the circumstances described in the Board resolutions declaring such dividends (i.e., as and when the Board may direct), and that this obligation is unaffected by the Agreement to Defer Conversion of Preferred Stocks (the “Agreement to Defer Conversion”) discussed herein. Due to the announced position of WSI, Stericycle and the members of the Board who are affiliated with WSI and Stericycle on the Preferred Stock Dividends, the Company has determined the aggregate amount of the Preferred Stock Dividends ($2,203,717) to be a contingent liability.

Conversion Rate of the Preferred Stock

Prior to April 6, 2003, WSI and Stericycle asserted that the conversion rate of the Preferred Stock is such that each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing $7,000,000 (with respect to the Series B Preferred Stock) or $750,000 (with respect to the Series C Preferred Stock) by the market value of the Common Stock on the date of conversion. On April 6, 2003, the per share closing price of the Common Stock was $0.21. Accordingly, the Company would have issued 36,904,761 shares of Common Stock upon conversion of the Preferred Stock under this interpretation, which would have increased WSI’s ownership percentage to 91.2% of the outstanding shares of Common Stock and the combined WSI and Stericycle ownership percentage to 93.2%.

WSI and Stericycle’s interpretation of the conversion rate is contrary to the Company’s interpretation of the conversion rate. Based on (1) the Certificates of Designations governing the Preferred Stock, (2) certain documents executed contemporaneously with the issuance of the Preferred Shares and (3) the intent of the parties at the time of issuance of the Preferred Stock and the execution of these documents, the Company believes that the appropriate conversion rate is the per share market value of the Common Stock on the conversion notice date, less $1.00 per share, but that the conversion rate shall not be less than $1.00 per share (the “Agreed Maximum Conversion Rate”). Under this interpretation, since the per share market value of the Common Stock was less than $1.00 on April 6, 2003, the Company would have issued 7,750,000 shares of Common Stock upon conversion of the Preferred Stock, which would have increased WSI’s ownership percentage to 76.6% of the outstanding shares of Common Stock and the combined WSI and Stericycle ownership percentage to 81.9%.

The Company has not issued any shares of Common Stock and has not recorded any increase in the outstanding Common Stock relative to the conversion of the Preferred Stock. On April 2, 2003, the Company, WSI and Stericycle entered into the Agreement to Defer Conversion, pursuant to which all parties agreed that the Company will not issue any Common Stock upon conversion of the Preferred Stock until a judicial judgment as to the appropriate conversion rate has become final and non-appealable.

Judicial Filings Regarding the Conversion Rate of the Preferred Stock

On May 9, 2003, the Company filed a declaratory judgment action in the 269th District Court in Harris County, Texas (the “Court”) seeking a judicial determination of the appropriate conversion rate of the Preferred Stock. The Company filed the declaratory judgment action in connection with James T. Rash, et. al. v. Waste Systems, Inc. (the “1995 Action”), which was the original proceeding pursuant to which the Preferred Stock was issued by the Company.

Following a hearing in the 1995 Action and for jurisdictional reasons, the Company elected to initiate a new action (the “2003 Action”), and on August 22, 2003, filed an original petition for declaratory judgment and to enforce the Settlement Agreement, dated July 17, 1997, pursuant to which the Preferred Stock was issued. In this petition, the Company requested the Court establish the conversion rate of the Preferred Stock to be the Agreed Maximum Conversion Rate and confirm the issuance of no more than 7,750,000 shares of Common Stock to WSI as of April 6, 2003.

On October 3, 2003, WSI filed a motion to enforce judgment in the 1995 Action and to have the Court declare that the Preferred Stock was convertible into 36,904,761 shares of Common Stock. The Company opposed WSI’s motion to enforce the judgment. Following a hearing, the Court abated WSI’s motion on November 10, 2003.

On October 24, 2003, Don Smith, Ghere-Smith Interests, Inc., Tidel Technologies, Inc. f/k/a American Medical Technologies, Inc., Jim Rash, individually and in his capacity as representative of the certified class of minority shareholders of 3CI, and Larry Robb, individually and as proposed co-representative of the same certified class (collectively, the “Minority Stockholders”), answered and/or intervened in the 2003 Action, cross-claimed against WSI and filed a third-party petition against Stericycle.

The Minority Stockholders have asserted, on behalf of all minority stockholders of the Company, many of the same claims of fraud, breach of fiduciary duty, unjust enrichment and other acts of minority stockholder oppression, as they have alleged in the Louisiana Suit. In addition, the Minority Stockholders have asked the Court to deny the Company’s request for declaratory relief, find that Stericycle and WSI have abused their duties to the minority stockholders and declare that Stericycle and WSI, among other things, (1) forfeit all fees, payments, dividends, warrants, preferred stock, common stock, profit shares and all other forms of value which Stericycle and WSI have extracted from the Company and its minority owners, (2) pay actual damages of at least $28 million and reasonable punitive damages and (3) buy the capital stock of the minority stockholders of the Company at the relative value of the Company’s shares to Stericycle’s shares at the time Stericycle gained control over the Company, i.e., one share of Stericycle common stock for every five shares of Common Stock.

On December 3, 2003, Stericycle filed its original answer to the Minority Stockholders’ third-party petition, and on December 24, 2003, WSI filed its answer and counter-petition in the 2003 Action. In their respective filings, Stericycle and WSI have denied all material allegations and reasserted their claims that the Preferred Stock is convertible into 36,904,761 shares of Common Stock. The parties are currently conducting discovery in the 2003 Action.

As of September 4, 2003, the full Board unanimously appointed a Special Committee comprised of the independent directors on the Board who are not affiliated with Stericycle or WSI.  The Special Committee was initially established to act on behalf of the Company in connection with the Company’s dispute with WSI and Stericycle as to the appropriate conversion rate of the Preferred Stock.

Louisiana Minority Stockholder Litigation

On June 20, 2002, the Louisiana Plaintiffs filed the Louisiana Suit in the First Judicial District Court, Caddo Parish, Louisiana. In the Louisiana Suit, the Louisiana Plaintiffs originally asserted numerous claims of minority stockholder oppression, breach of fiduciary duty and unjust enrichment against WSI, Stericycle, the four affiliates of Stericycle who are or were directors of 3CI and the Company’s President and Chief Executive Officer.

See “Proposal One to Elect Five Directors—Pending Legal Proceedings Involving the Nominees and the Company” for a full discussion of the Louisiana Suit.

Loans from WSI

The Company has historically financed its working capital needs, capital expenditures and acquisitions in part from advances from WSI. The Company and WSI entered into a letter agreement dated October 1, 2003 (the “Note Amendment”), which amended the Amended and Restated Secured Promissory Note, dated as of October 1, 1998 (the “Original Note”), previously executed by the Company in favor of WSI. The Note Amendment extended the maturity of the Original Note to October 1, 2004 and decreased the interest rate from the prime lending rate plus 1%, not to exceed 13%, to the prime rate, not to exceed 13%.

On September 30, 2004, the Company and WSI entered into the Second Amended and Restated Secured Promissory Note (the “WSI Note”), in order to amend and restate the Original Note, including all amendments. The WSI Note extended the maturity of the Original Note from October 1, 2004 to April 3,

2006. The WSI Note also reduced the monthly principal and interest repayments required to be made by the Company from $100,000 to $25,000. The interest rate under the WSI Note is the Prime Rate, not to exceed 13%, which remains unchanged from the Original Note. Like the Original Note, in addition to the term note facility described above, the WSI Note includes a revolving credit agreement under which the Company can borrow up to and including $100,000; the Company has no borrowings outstanding under the revolving credit agreement. Borrowings under the WSI Note may be prepaid at any time without penalty.

Like the Original Note, the WSI Note is subordinated to all security interests under the Shepherd Settlement Agreement, but otherwise is secured by substantially all of the Company’s assets. Pursuant to the WSI Note, the Company is required to achieve each fiscal quarter a minimum level of $500,000 of EBITDA (earnings before interest, taxes, depreciation and amortization) for the then trailing six-month period, excluding certain expenses incurred by the Company that are related to the dispute regarding the conversion rate of the Preferred Stock and the Louisiana Suit. Under the Original Note, the Company was required to achieve each fiscal quarter a minimum level of $900,000 of EBITDA for the then trailing six-month period, excluding solely certain expenses incurred by the Company related to the Preferred Stock conversion rate dispute.

As of September 30, 2004 and March 31, 2005, the Company owed WSI the aggregate amount of $1,303,117 and $1,184,659, respectively, pursuant to the terms of the WSI Note.

Other Transactions

Prior to November 26, 2003, the Company’s excess umbrella liability insurance was provided under Stericycle’s umbrella liability insurance policy. The Company accrued $15,761 for the fiscal year ended September 30, 2002, but did not accrue any amount for this coverage in the 2003 fiscal year.  On November 26, 2003, the Company added its own excess umbrella insurance coverage and no longer is covered under Stericycle’s excess umbrella liability insurance policy.

The Company contracts with Stericycle to provide treatment and disposal services for the medical waste collected and transported by the Company from its customers. This waste is currently treated at Stericycle’s facilities located in Conroe, Texas, Memphis, Tennessee and Reserve, Louisiana. The fees remitted by the Company to Stericycle for these services are paid in accordance with the Company’s letter agreement with Stericycle and totaled $1,627,282, $1,960,091 and $2,598,399 for the fiscal years ended September 30, 2004, 2003 and 2002, respectively.

In 2002, Stericycle began providing long-haul transportation services to the Company. The fees for these services totaled $568,840 and $695,020 for the fiscal years ended September 30, 2004 and 2003, respectively. Stericycle, the largest medical waste management company in North America, operates in the Company’s markets and directly competes with the Company for customer business.

The Company’s independent auditors prior to October 2004, Ernst & Young L.L.P. (“Ernst & Young”), are also the independent auditors of Stericycle.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young served as the Company’s independent auditors for the fiscal year ending September 30, 2003. Effective October 18, 2004, the Board dismissed Ernst & Young as independent auditors of the Company and approved the engagement of Weaver and Tidwell as the Company’s independent auditors for the fiscal year ending September 30, 2004.

Before engaging Weaver and Tidwell, the Company had not consulted with that firm in any matter regarding either the application of accounting principles to a completed transaction or the type of audit that might be reached on the Company’s financial statements.

The Company anticipates that representatives of Weaver and Tidwell will participate in the Annual Meeting, may make a statement if they desire to do so and will be available to respond to appropriate questions concerning the Company’s financial statements.

Audit Fees.  The aggregate fees billed by Ernst & Young for professional services rendered in connection with its audit of the Company’s financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003 and its review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q during the 2003 fiscal year were approximately $135,000. The aggregate fees billed by Weaver and Tidwell for professional services rendered in connection with its audit of the Company’s financial statements included on Form 10-K for the fiscal year ended September 30, 2004 were approximately $45,000. The aggregate fees billed by Ernst & Young for its review of the Form 10-K for the fiscal year ended September 30, 2004 and the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q during the 2004 fiscal year were approximately $20,000.

Audit-Related Fees.  Neither Ernst & Young nor Weaver and Tidwell billed the Company for any fees during the years ended September 30, 2003 and 2004 for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the preceding paragraph.

Tax Fees.  Neither Ernst & Young nor Weaver and Tidwell billed the Company for any fees during the years ended September 30, 2003 and 2004 for services rendered relating to tax compliance, tax advice and tax planning.

All Other Fees.  Ernst & Young did not bill the Company during the years ended September 30, 2003 and 2004 for products and services, other than the services referred to in the preceding paragraphs. Weaver and Tidwell billed the Company during the year ended September 30, 2004 for services related to its audit of the Company’s prior 401(k) plan.

In accordance with policies adopted by the Company’s Audit Committee, all audit and non-audit related services to be performed by the Company’s independent public accountants must be approved in advance by the Audit Committee or by a designated member of the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of its equity securities (the “Reporting Persons”) to file reports of ownership and reports of changes in ownership of such equity securities with the SEC.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of forms and written representations received from the Reporting Persons by it with respect to the fiscal year ended September 30, 2004, the Company believes all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders have been met, except with respect to the Form 4 for Otley L. Smith III filed on September 30, 2004, and the Form 3 and Form 4 for Matthew D. Peiffer filed on September 23, 2004, which were filed late.

OTHER MATTERS

The Board does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their best judgment on such matters.

The Company expects to hold the 2006 annual meeting on or about August 3, 2006.  A stockholder who intends to present a proposal at the 2006 annual meeting of stockholders for inclusion in the Company’s 2006 proxy statement relating to that meeting must submit such proposal by March 7, 2006.  For the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Company’s principal executive office, at the address stated herein, and should be directed to the attention of the Chief Financial Officer.

The Company’s Annual Report for the fiscal year ended September 30, 2004 is being furnished with this Proxy Statement and was filed on Form 10-K with the SEC on December 29, 2004.  An additional copy of the Company’s Annual Report for the fiscal year ended September 30, 2004, is available without charge upon written request to: Matthew D. Peiffer, Chief Financial Officer, 3CI Complete Compliance Corporation, 1517 W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050-1288.

By Order of the Board of Directors

/s/ Mark C. Miller

Mark C. Miller
Chairman of the Board of Directors

Dated: July 5, 2005

Appendix A

AUDIT COMMITTEE CHARTER

FOR

3CI COMPLETE COMPLIANCE CORPORATION

MEMBERSHIP

The Audit Committee (the “Committee”) of the Board of Directors of 3CI Complete Compliance Corporation shall be composed of three directors. Two members of the committee shall be “independent,” as that term is defined in the Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. Under this definition, an “independent director” is:

A person other than (i) an officer or employee of the company or its subsidiaries or (ii) any other individual having a relationship, which in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

In addition, each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, and at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

Not withstanding the general requirement of members’ independence, the Board of Directors may appoint one director to the Committee who is not independent if and only if, the (i) the Board determines that the director’s membership on the committee is required by the best interests of the Company and its stockholders, (ii) the director is not a current employee of the Company or an immediate family member of an employee, and (iii) the Company discloses in its next annual proxy statement the nature of the director’s relationship to the Company and the reasons for the Board’s determination that his or her appointment was required by the best interest of the Company and its stockholders.

DUTIES

1.  Each year the Committee shall review and examine all matters relating to the Company’s financial controls and the audit of the financial controls and the audit of the financial statements of the Company and its subsidiaries. This review and examination shall include a review and discussion with the independent auditors and management of the following:

(a) the findings of the independent auditors resulting from their audit and report on the Company’s financial statements;

(b) the accounting principles used by the Company for financial accounting and tax reporting purposes, including actual or pending changes in financial accounting requirements which may materially affect the Corporation;

(c) the adequacy of financial and accounting controls, with particular regard to the scope and performance of the internal auditing function; and

(d) recommendations by the independent auditors or the Company’s internal auditing staff regarding changes in the Company’s policies or practices.

2.  Each year the Committee shall obtain from the Company’s independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 (“Independence discussions with Audit Committees”). The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors, and shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent auditors.

3.  Each year the Committee shall recommend to the Board of directors a firm of certified public accountants to conduct the independent audit of the Company for the coming year.

4.  Each year the Committee shall determine whether to recommend to the Board of Directors whether to include the Company’s audited financial statements in the Company’s annual report on Form 10-K and its annual report to shareholders. The Committee shall also provide a report a report in compliance with item 306 of Regulation S-K of the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

MEETINGS

The Committee shall hold periodic meetings at the call of the chairman or any two members of the Committee and a minimum of one regular annual review meeting. Two members of the committee shall constitute a quorum, and all actions of the Committee at a meeting at which a quorum is present shall be taken by a majority vote. The Committee may also act by the unanimous written consent of its members.

The members of the Committee shall elect a chairman and the chairman shall appoint a secretary of the committee, who may be one of the members of the Committee or the secretary or an assistant secretary of the Company. The secretary of the Committee shall prepare minutes of the meetings, maintain custody of copies of reports, information and data furnished to and used by the Committee, and generally assist the Committee in connection with preparation of agendas, notices of meetings and otherwise.

RESOURCES AND STAFF ASSISTANCE

The chairman and secretary of the Committee shall provide, or arrange with the Company’s chairman or president to provide, such reports, information data and services as the Committee may request. The Committee shall conduct such interview or discussions, as it deems appropriate with management and other employees of the Company and with any others whose views the Committee considers helpful.

3CI COMPLETE COMPLIANCE CORPORATION PROXY CARD

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders on August 3, 2005

Otley L. Smith and Matthew D. Peiffer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of 3CI Complete Compliance Corporation, a Delaware corporation (the “Company”), to be held on August 3, 2005, or at any adjournments or postponements thereof.

The annual meeting of stockholders of the Company will be held at 11 a.m., central daylight savings time, on August 3, 2005, at W. North Carrier Parkway, Suite 104, Grand Prairie, Texas 75050, for the purposes as indicated on the reverse.

Shares represented by this proxy will be voted by the stockholder.  If no such directions are indicated, the proxies will have authority to vote FOR the nominees listed in Proposal 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

1.  Election of Directors

The Board of Directors recommends a vote FOR the list of nominees below.

	For	Withhold		For	Withhold

Stephen B. Koenigsberg			Frank J. M. ten Brink

Kevin J. McManus			Anthony J. Tomasello

Mark C. Miller

2.  Other Matters

To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

3.  Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy.  All joint holders must sign.  When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)

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